Exhibit 99.1

Favor Sea Limited Announces Pricing of Guaranteed Senior Notes

HARBIN, China, January 24, 2014 /PRNewswire/ — China XD Plastics Company Limited (NASDAQ: CXDC or the “Company”), one of China’s specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that its wholly owned subsidiary, Favor Sea Limited (the “Issuer”), priced its international offering of guaranteed senior notes.

The offering consists of US$150 million aggregate principal amount of 11.75% guaranteed senior notes due 2019 (the “Notes”).  The Issuer intends to use the net proceeds from the offering for repayment of indebtedness incurred by its PRC subsidiaries, for capital expenditure on a production base in Sichuan and for general corporate purposes.

The Notes will be guaranteed on a senior basis by the Company and Xinda Holding (HK) Company Limited, a subsidiary wholly owned by the Issuer (the “Subsidiary Guarantor”). The Notes will be secured by a pledge of the shares of the Issuer held by the Company and a pledge of the shares of the Subsidiary Guarantor held by the Issuer.

Approval-in-principle has been received for the listing of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”).  Admission of the Notes to the SGX-ST is not to be taken as an indication of the merits of the Issuer or the Notes.

The Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and outside of the United States pursuant to Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.  The Issuer does not intend to register any portion of the offering of the Notes in the United States.

Nothing in this announcement constitutes an offer to buy, or a solicitation of an offer to sell, securities in the United States or any other jurisdiction in which such offer or solicitation would be unlawful.